Exhibit 3.2

AMENDMENT No. 1

TO BY-LAW No. 1 OF

ASSURE HOLDINGS CORP.

(the “Corporation”)

By Resolution of the Board of Directors of Assure Holdings Corp. this Amendment No. 1 amends By-law No. 1 of the Corporation, effective as of October 5, 2017 (the “Bylaws”) as follows:

1.Section 2.8 of the Bylaws is hereby deleted in its entirety and restated as follows:

2.8 Exclusive Forum for Certain Disputes

2.8.1

Unless the Corporation consents in writing to the selection of an alternative forum, the applicable court of competent jurisdiction shall be the state and federal courts located in located in Carson City, Nevada (the “Nevada Court”), which Nevada Court shall, to the fullest extent permitted by law, be the sole and exclusive forum for any of the following actions or other proceedings:

2.8.1.1	a derivative action, including an application for leave to commence such action, in the name of and on behalf of the Corporation;
2.8.1.2	an application for an oppression remedy, including an application for leave to commence such a proceeding;
2.8.1.3

an action asserting a claim of breach of the duty of care owed by the Corporation or any director, officer or other employee of the Corporation to the Corporation or to any of the Corporation’s shareholders;

2.8.1.4	an action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or to any of the Corporation’s shareholders;
2.8.1.5

an action or other proceeding asserting a claim or seeking a remedy pursuant to any provision of the Act or the Corporation’s articles or by-laws (as either may be amended or restated from time to time); and

2.8.1.6

an action or other proceeding asserting a claim against the Corporation or any director or officer or other employee of the Corporation regarding a matter of the regulation of the business and affairs of the Corporation, including (without limitation) the articles, by-laws, internal affairs, governance, status, internal controls and procedures of the Corporation.

2.8.2

If any action or other proceeding the subject matter of which is within the scope of the preceding sentence (an “Action”) is filed in a court other than the Nevada Court in the name of any shareholder (an “Extra-Jurisdictional Action”), such shareholder shall be deemed to have consented to (a) the personal jurisdiction of the Nevada Court in connection with any action or other proceeding to enforce the preceding sentence, and (b) having service of process made upon such shareholder in any such action or other proceeding by service upon such shareholder’s counsel in the Extra-Jurisdictional Action as agent for such shareholder.

2.8.3

To the extent an Action is brought in the Nevada Court by a plaintiff who is ordinarily resident outside Nevada, the Corporation will not seek security for costs from that plaintiff solely by reason of that plaintiff’s residence outside Nevada.

2.8.4

Nothing in this Section 2.8 shall apply to (a) any action or claim arising out of Section 27 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), over suits and actions brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, or (b) Section 22 of the Securities Act of 1933, as amended (the “U.S. Securities Act”), over all suit brought to enforce any duty or liability created by the U.S. Securities Act or the rules and regulations thereunder.

2.Section 3.1 of the Bylaws is hereby deleted in its entirety and restated as follows:

3.1 Number of Directors

The authorized number of directors of the Corporation shall not be less than one (1) nor more than the number as fixed from time to time by resolution of the Board of Directors; provided that no decrease in the number of directors shall shorten the term of any incumbent directors.

3.Section 10.10 of the Bylaws is hereby deleted in its entirety and restated as follows:
10.10	Quorum

A quorum for the transaction of business at any meeting of shareholders shall be 33-1/3% of the common stock entitled to vote at any meeting of shareholders.

4.Terms used herein but not otherwise defined shall have the meaning ascribed to them in the Bylaws.
5.Pursuant to Section 78.120 of the Nevada Revised Statutes and the Bylaws, this Amendment has been approved by the board.
6.Except as amended by this Amendment No.1 to the Bylaws, the Bylaws remain in full force and effect.

****

CERTIFICATION OF AMENDMENT

I, John Price, the duly appointed Corporate Secretary of Assure Holdings Corp., hereby certify the Amendment No. 1 to By-law No. 1 of Assure Holdings Corp. has been approved by resolutions of the Board of Directors on September 2, 2021.

/s/ John Price

John Price, Corporate Secretary